Exhibit (a)(5)(G)

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

BENNY RUFF,	:
	:	Case No.
Plaintiff,	:
	:	JURY TRIAL DEMANDED
v.	:
	:	COMPLAINT FOR VIOLATION OF THE
RESONANT INC., GEORGE B. HOLMES,	:	SECURITIES EXCHANGE ACT OF 1934
MICHAEL FOX, RUBÉN CABALLERO,	:
ALAN B. HOWE, JACK H. JACOBS, JOSH	:
JACOBS, JEAN RANKIN, and BOB TIRVA,	:
:
Defendants.	:

Plaintiff, by his attorneys, for this complaint against defendants, alleges the following upon personal knowledge with respect to himself, and upon information and belief based upon the investigation of counsel as to all other allegations herein:

NATURE OF ACTION

1.            On February 14, 2022, Resonant Inc. (“Resonant” or the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Murata Electronics North America, Inc. (“Parent”) and PJ Cosmos Acquisition Company, Inc. (“Merger Sub”) (the “Proposed Merger”).

2.            Under the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase Resonant’s outstanding common stock for 4.50 in cash per share. The Tender Offer is set to expire on March 26, 2022.

3.            On February 28, 2022, defendants filed a recommendation statement (the “Recommendation Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

4.           As alleged herein, the Recommendation Statement fails to disclose material information regarding the Proposed Merger, and defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

JURISDICTION AND VENUE

5.            This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the Exchange Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the Exchange Act and Rule 14a-9.

6.            This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.            Venue is proper under 15 U.S.C. § 78aa because the Recommendation Statement, which plaintiff alleges to be materially false and misleading, was transmitted by defendants into this District, including to plaintiff. See, e.g., Wojtunik v. Kealy, 2003 WL 22006240, at *5-6 (E.D. Pa. Aug. 26, 2003).

THE PARTIES

8.            Plaintiff is and has been continuously throughout all relevant times the owner of Resonant common stock.

9.           Defendant Resonant is a Delaware corporation. Resonant’s common stock is traded on the NASDAQ under the ticker symbol “RESN.”

10.         Defendant George B. Holmes is Chief Executive Officer and Chairman of the Board of Directors of Resonant (the “Board”).

11.         Defendant Michael Fox is a member of the Board.

12.            Defendant Rubén Caballero is a member of the Board.

13.            Defendant Alan B. Howe is a member of the Board.

14.            Defendant Jack H. Jacobs is a member of the Board.

15.            Defendant Josh Jacobs is a member of the Board.

16.            Defendant Jean Rankin is a member of the Board.

17.            Defendant Bob Tirva is a member of the Board.

18.            Defendants identified in ¶¶ 10-17 are referred to herein as the “Individual Defendants.”

SUBSTANTIVE ALLEGATIONS

19.            Resonant develops software, intellectual property, and a services platform to increase designer efficacy, reduce time to market, and lower unit costs in the design of filters for radio frequency front ends for the mobile device industry.

20.           On February 14, 2022, Resonant entered into the Merger Agreement.

21.           The press release announcing the Proposed Merger provides as follows:

Murata Electronics North America, Inc., a wholly owned subsidiary of Murata Manufacturing Co., Ltd., and Resonant Inc. (Resonant) (NASDAQ: RESN) today announced that they have entered into a definitive agreement under which Murata will acquire all outstanding shares of Resonant not owned by Murata for $4.50 per share in cash. Resonant is a leader in transforming the way radio frequency (RF) front-ends are being designed and delivered for mobile handset and wireless devices. The combination will allow both companies to expand their offerings and to access additional markets and customers. Resonant will become a wholly owned subsidiary of Murata and continue with its innovative development designed to solve some of the world’s toughest RF challenges.

“This acquisition will combine Murata’s world-leading mobile RF product capabilities with Resonant’s best-in-class XBAR filter solutions and world-class team of talented engineers,” said Norio Nakajima, President of Murata. “Resonant invented its proprietary XBAR technology, which is expected to achieve higher frequency and superior performance to other filter technologies. We have collaborated closely with Resonant for many years on the development of proprietary circuit designs using Resonant’s XBAR technology, and Resonant licensed to Murata rights for products in multiple specific radio frequencies in connection with our commercial partnership. We are confident Resonant’s innovation is a key strategic differentiator for the mobile industry. This transaction will deepen our existing partnership and position us to better meet our customers’ needs and expand opportunities for Murata.”

“Murata is a global leader in RF modules and filters, and we are excited to build upon the successful partnership we’ve had together. The combination of Murata’s leading products with Resonant’s leading edge XBAR filter technologies will advance our combined ability to deliver best-in-class products to the RF front-end market,” said George B. Holmes, Chairman and CEO of Resonant. “As part of the Murata team, we are looking forward to accelerating the integration of our XBAR technology into the Murata RF roadmap and delivering solutions with optimum RF performance. We have tremendous respect for Murata and look forward to accomplishing great things together.”

“We believe this acquisition will enhance Murata’s advanced RF front-end capabilities and the world’s best filtering technology in the 3~9GHz frequency range, key areas for the growing integration of mobile technologies. The radio requirements of smartphones and other wireless devices continue to grow more complex. XBAR filter technology delivers the ability to solve the complexities created by these next generation network requirements. Murata and Resonant will provide a strong portfolio of Intellectual Property Rights covering the entire XBAR technology,” concluded Nakajima.

The transaction, which has been approved by both companies’ boards of directors, is expected to close by the end of March 2022, subject to the tender of a majority of Resonant’s shares, certain regulatory approvals and other customary closing conditions.

Centerview Partners LLC served as lead financial advisor to Resonant. Stifel also served as financial advisor to Resonant. Stubbs Alderton & Markiles, LLP and Proskauer Rose LLP served as legal advisors to Resonant.

Mizuho Securities Co., Ltd. served as exclusive financial advisor to Murata. Gibson, Dunn & Crutcher LLP, Covington & Burling LLP and Akin Gump Strauss Hauer & Feld LLP served as legal advisors to Murata.

22.            On January 25, 2022, defendants filed the Recommendation Statement, which fails to disclose material information regarding the Proposed Merger.

Financial Projections

23.            The Recommendation Statement fails to disclose material information regarding Resonant’s financial projections, specifically the line items underlying the projections.

Financial Analyses

24.            The Recommendation Statement fails to disclose material information regarding the financial analyses conducted by Centerview Partners LLC (“Centerview”).

25.            Regarding Centerview’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the terminal values utilized by Centerview; (ii) the inputs and assumptions underlying the discount rates and perpetuity growth rates utilized by Centerview; (iii) the net operating losses and estimated future losses utilized by Centerview; and (iv) the fully diluted shares outstanding utilized by Centerview.

26.            Regarding Centerview’s Analyst Price Target Analysis, the Recommendation Statement fails to disclose: (i) the price targets utilized by Centerview; and (ii) the sources of the price targets utilized by Centerview.

27.            Regarding Centerview’s Premiums Paid Analysis, the Recommendation Statement fails to disclose: (i) the transactions utilized by Centerview; and (ii) the premia paid in the transactions utilized by Centerview.

Banker Engagement

28.          The Recommendation Statement fails to disclose the timing and details of the prior services Stifel, Nicolaus & Company, Inc. conducted for the parties to the Merger Agreement, as well as the fees received in connection therewith.

COUNT I

Claim Against Defendants for Violation of Section 14(e) of the Exchange Act

29.            Plaintiff repeats and realleges the above-referenced allegations as if fully set forth herein.

30.            Section 14(e) of the Exchange Act states:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

31.            Defendants disseminated the misleading Recommendation Statement, which contained statements that, in violation of Section 14(e) of the Exchange Act, in light of the circumstances under which they were made, failed to state material facts necessary to make the statements therein not misleading.

32.            The Recommendation Statement was prepared, reviewed, and/or disseminated by defendants.

33.            The Recommendation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

34.            By virtue of their positions within the Company and/or roles in the process and the preparation of the Recommendation Statement, defendants were aware of this information and their duty to disclose this information in the Recommendation Statement.

35.            The omissions in the Recommendation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares.

36.            A reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

37.           Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Recommendation Statement, causing statements therein to be materially incomplete and misleading.

38.            Accordingly, defendants violated Section 14(e) of the Exchange Act.

39.            Plaintiff is threatened with irreparable harm and has no adequate remedy at law.

COUNT II

Claim Against Defendants for Violation of 14(d) of the Exchange Act

40.            Plaintiff repeats and realleges the above-referenced allegations as if fully set forth herein.

41.            Section 14(d)(4) of the Exchange Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

42.            Rule 14d-9(d) states:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

43.            Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

44.            The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Recommendation Statement false and/or misleading.

45.            Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

46.            The omissions in the Recommendation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

47.            Plaintiff has no adequate remedy at law.

COUNT III

Claim Against the Individual Defendants for Violation of Section 20(a) of the Exchange Act

48.            Plaintiff repeats and realleges the above-referenced allegations as if fully set forth herein.

49.            The Individual Defendants acted as controlling persons of Resonant within the meaning of Section 20(a) of the Exchange Act as alleged herein.

50.            Due to their positions as directors of Resonant and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

51.            Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

52.            Each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, thus, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same.

53.            The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Recommendation Statement.

54.            Accordingly, the Individual Defendants violated Section 20(a) of the Exchange Act.

55. The Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the Exchange Act and Rule 14a-9, by their acts and omissions as alleged herein.

56.            Due to their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act.

57.            Plaintiff is threatened with irreparable harm and has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief against defendants as follows:

A.            Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.            In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.            Directing the Individual Defendants to file a Recommendation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.            Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the Exchange Act and Rule 14a-9;

E.            Awarding plaintiff the costs of this action, including reasonable allowance for attorneys’ and experts’ fees; and

F.            Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: March 7, 2022	GRABAR LAW OFFICE

	By:	/s/ Joshua H. Grabar
Joshua H. Grabar (#82525)
One Liberty Place
1650 Market Street, Suite 3600
Philadelphia, PA 19103
267-507-6085
jgrabar@grabarlaw.com

Counsel for Plaintiff